Exhibit 10.10

HIBBETT, INC.

2016 EXECUTIVE OFFICER CASH BONUS PLAN

Hibbett, Inc., a Delaware corporation (the "Company") adopts this 2016 Executive Officer Cash Bonus Plan (the "Plan") for the purpose of enhancing the Company's ability to attract and retain highly qualified executives and to provide additional financial incentives to such executives to promote the success of the Company and its subsidiaries.

Remuneration payable under the Plan is intended to constitute "qualified performance-based compensation" for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended, and Section 1.162-27 of the Treasury Regulations promulgated thereunder, and the Plan shall be construed consistently with such intention. This Plan is in addition to other compensatory arrangements or plans established for highly qualified executives by the Compensation Committee. This Plan replaces the 2006 Executive Officer Cash Bonus Plan with respect to awards made on or after January 31, 2016.

Section 1. Definitions. As used herein, the following terms shall have the respective meanings indicated:

a. "Board" shall mean the Board of Directors of the Company.

b. "Code" shall mean the Internal Revenue Code of 1986, as amended. A reference to any provision of the Code shall include reference to any successor provision of the Code.

c. "Committee" shall mean a committee appointed by the Board to administer the Plan; provided, however, that in any event the Committee shall be comprised of not less than two directors of the Company, each of whom shall qualify in all respects as an "outside director" for purposes of Section 162(m) of the Code and Section 1.162-27(e)(3) of the Regulations. The Compensation Committee of the Board shall initially serve as the Committee for purposes of the Plan.

d. "Company" shall mean Hibbett, Inc., a Delaware corporation.

e. "Eligible Executive" shall mean the Company's Chief Executive Officer and each other executive officer of the Company or subsidiary that the Committee determines, in its discretion, is or may be a "covered employee" of the Company within the meaning of section 162(m) of the Code and Section 1.162-27(c)(2) of the Regulations.

f. "Incentive Bonus" shall mean, for each Eligible Executive, an annual bonus opportunity amount determined by the Committee pursuant to Section 3 below.

g. "Regulations" shall mean the Treasury Regulations promulgated under the Code, as amended from time to time.

Section 2. Administration of the Plan. The Plan shall be administered by the Committee, which shall have full power and authority to construe, interpret and administer the Plan and shall have the exclusive right to establish, adjust, pay or decline to pay the Incentive Bonus for each Eligible Executive. Such power and authority shall include the right to exercise discretion to reduce by any amount the Incentive Bonus payable to any Eligible Executive; provided, however, that the exercise of such discretion with respect to any Eligible Executive shall not have the effect of increasing the Incentive Bonus that is payable to any other Eligible Executive.

Section 3. Eligibility. Eligibility under this Plan is limited to Eligible Executives designated by the Committee in its sole and absolute discretion.

Section 4. Awards.

a. Not later than the 90th day of each fiscal year of the Company, the Committee, in its sole and absolute discretion, shall designate one or more Eligible Executives as participants in the Plan for such fiscal year and shall specify the terms and conditions for the determination and payment of an Incentive Bonus to each such Eligible Executive for such fiscal year. After the end of such 90-day period, the Committee may designate additional Eligible Executives so long as, within 30 days following each such additional designation, the Committee specifies the terms and conditions for the determination and payment of an Incentive Bonus to such additional Eligible Executive.

b. The Committee shall condition the payment of an Incentive Bonus on the achievement of one or more performance measures, to the extent required by Code Section 162(m). The performance measures that may be used by the Committee for such Incentive Bonus shall be based on the attainment of any performance goals, as selected by the Committee, that are related to (i) sales increases (including comparable store sales), (ii) profits and earnings on a pre-tax or post-tax basis (including operation income, EBIT and EBITDA), (iii) cash (such as cash flow, cash generation or other cash measures), (iv) shareholder value or total shareholder return (such as stock price appreciation), (v) financial condition or liquidity; (vi) financial return measures (such as return on assets, capital, equity or sales), (vii) market share measures, (viii) improvements in capital structure, (ix) expenses (such as operating expense, expense management, expense ratio, expense efficiency ratios), (x) business expansion or consolidation (such as acquisitions and divestitures), (xi) internal rate of return or increase in net present value, (xii) working capital targets (such as those relating to inventory and/or accounts receivable), (xiii) productivity improvement, or (xiv) inventory measures (such as turns, reduction or shrink). Such goals may be stated in absolute terms, relative to comparison companies or indices, as increases over past time periods, as ratios (such as earnings per share), or as returns on any of the foregoing measures over a period of time. Such goals may be set with respect to one or more of an Eligible Executive, the Company as a whole, or a business unit of the Company. The Committee shall retain the discretion to reduce the amount of any Incentive Bonus that would otherwise be payable to an Eligible Executive (including a reduction in such amount to zero).

c. The Incentive Bonus payable to an Eligible Executive with respect to any fiscal year shall not exceed $1,000,000 for such fiscal year; provided, however, that the maximum Incentive Bonus payable to any individual who becomes an Eligible Executive after the end of the 90-day period referred to in subsection (a) of this Section shall be reduced on a pro rata basis for the number of days during the fiscal year that the individual was not designated as an Eligible Executive.

d. In the event any amount hereunder is subject to recovery under any law, government regulation or stock exchange listing requirement, it will be subject to such deductions and clawback as may be required to be made pursuant to such law, government regulation or stock exchange listing requirement (or any policy adopted by the Company pursuant to any such law, government regulation or stock exchange listing requirement).

Section 5. Committee Certification. As soon as reasonably practicable after the end of each fiscal year of the Company, the Committee shall determine whether the stated performance goal has been achieved and the amount of the Incentive Bonus to be paid to each Eligible Executive for such fiscal year and shall certify such determinations in writing.

Section 6. Payment of Incentive Bonuses. Subject to any election made by an Eligible Executive with respect to the deferral of all or a portion of his or her Incentive Bonus that complies with Section 409A of the Code, Incentive Bonuses shall be paid in cash at such times and on such terms as are determined by the Committee in its sole and absolute discretion; provided that any cash payment shall occur no later than the 15th day of the third month following the end of the calendar year during which the Committee certifies the achievement of the performance goals. Any Incentive Bonus payable to an Eligible Executive upon his or her termination of employment shall be paid no earlier than the first business day after the six month anniversary of termination if such Eligible Executive is a "specified employee" as provided in Section 409A(a)(2)(i) of the Code. Whether the Eligible Executive is a specified employee and whether an amount payable to the Eligible Executive hereunder is subject to Section 409A of the Code shall be determined by the Company.

Section 7. No Right to Bonus or Continued Employment. Neither the establishment of the Plan, the provision for or payment of any amounts hereunder nor any action of the Company, the Board or the Committee with respect to the Plan shall be held or construed to confer upon any person (a) any legal right to receive, or any interest in, an Incentive Bonus or any other benefit under the Plan or (b) any legal right to continue to serve as an officer or employee of the Company or any subsidiary or affiliate of the Company. The Company expressly reserves any and all rights to discharge any Eligible Executive without incurring liability to any person under the Plan or otherwise. Notwithstanding any other provision hereof and notwithstanding the fact that the stated performance goal has been achieved or the individual Incentive Bonus amounts have been determined, the Company shall have no obligation to pay any Incentive Bonus hereunder unless the Committee otherwise expressly provides by written contract or other written commitment.

Section 8. Withholding. The Company shall have the right to withhold, or require an Eligible Executive to remit to the Company, an amount sufficient to satisfy any applicable federal, state, local or foreign withholding tax requirements imposed with respect to the payment of any Incentive Bonus.

Section 9. Nontransferability. Except as expressly provided by the Committee, the rights and benefits under the Plan are personal to an Eligible Executive and shall not be subject to any voluntary or involuntary alienation, assignment, pledge, transfer or other disposition.

Section 10. Unfunded Plan. The Company shall have no obligation to reserve or otherwise fund in advance any amounts that are or may in the future become payable under the Plan. Any funds that the Company, acting in its sole and absolute discretion, determines to reserve for future payments under the Plan may be commingled with other funds of the Company and need not in any way be segregated from other assets or funds held by the company. An Eligible Executive's rights to payment under the Plan shall be limited to those of a general creditor of the Company.

Section 11. Adoption, Amendment, Suspension and Termination of the Plan.

a. Subject to the approval of the Plan by the holders of the Company's common stock represented and voting on the proposal at the 2016 Annual Meeting of Company Stockholders, the Plan shall be effective for the fiscal year of the Company commencing January 31, 2016 and shall continue in effect until the end of the fiscal year of the Company commencing in 2026, unless earlier terminated as provided below. Upon such approval of the Plan by the Company's stockholders, all Incentive Bonuses awarded under the Plan on or after January 31, 2016 shall be fully effective as if the stockholders had approved the Plan on or before January 31, 2016.

b. Subject to the limitations set forth in this subsection, the Board may at any time suspend or terminate the Plan and may amend it from time to time in such respects as the Board may deem advisable; provided, however, that the Board shall not amend the Plan in any of the following respects without the approval of stockholders then sufficient to approve the Plan in the first instance:

(1) To increase the maximum amount of Incentive Bonus that may be paid under the Plan or otherwise materially increase the benefits accruing to any eligible Executive under the Plan;

(2) To materially modify the requirements as to eligibility for participation in the Plan;

(3) To change the material terms of the stated performance measures.

c. No Incentive Bonus may be awarded during any suspension or after termination of the Plan, and no amendment, suspension or termination of the Plan shall, without the consent of the person affected thereby, alter or impair any rights or obligations under any Incentive Bonus previously awarded under the Plan.

Section 12. Application of Code Section 409A. Notwithstanding anything in this Plan to the contrary, neither the Board nor the Committee nor any Eligible Executive shall take any action (or omit to take an action) that would, in the opinion of the Board, cause this Plan to become a "nonqualified deferred compensation plan" as defined in Section 409A of the Code.

Section 13. Governing Law. The validity, interpretation and effect of the Plan, and the rights of all persons hereunder, shall be governed by and determined in accordance with the laws of the State of Delaware, other than the choice of law rules thereof.

End of Exhibit 10.10